Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC REPORTS FIRST QUARTER EARNINGS OF $0.19 PER DILUTED SHARE

System-Wide Same-Store Sales Increase 3.4% During the First Quarter
OKLAHOMA CITY (January 3, 2007) - Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced results for the first quarter of fiscal 2007, which ended November 30, 2006. Highlights of the company’s performance included:

•	System-wide same-store sales growth of 3.4%;
•	The opening of 37 new drive-ins versus a total of 33 in the first quarter last year;
•	A 9% increase in total revenues to $174.8 million from $159.8 million in the prior-year period;
•
Higher net income per diluted share, a 6% increase to $0.19 from $0.18 per diluted share in the first quarter of fiscal 2006 (adjusted for stock splits), with the current quarter reflecting a charge of $1.3 million or $0.01 per diluted share related to the refinancing of existing debt;

•	An 11% increase in income from operations to $30.5 million from $27.6 million in the year-earlier period; and
•
Lower net income for the quarter, down 7% to $15.3 million from $16.4 million for the first quarter last year, because of higher interest and debt extinguishment expenses that are reflected in the $5.7 million increase in net interest expense.

Commenting on the announcement, Clifford Hudson, Chairman and Chief Executive Officer, said, "We are pleased to report that the opening quarter of fiscal 2007 reflected continued momentum in our operations and significant achievements by the company to enhance long-term stockholder value. Operationally, we were gratified to see our top-line momentum continue, underscoring the ongoing success of sales-driving strategies that helped push same-store sales 3.4% higher - near the high end of our long-term target range. Likewise, we witnessed healthy drive-in expansion with a 12% increase in the number of new restaurants opened versus the same quarter last year. Drawing on our strong balance sheet and solid cash flows, we also completed a series of transactions during the first quarter that resulted in repurchases of approximately 20% of our previously outstanding stock. These steps provided immediate and direct benefits for selling stockholders while enhancing Sonic's ability to deliver stronger earnings growth over the long term."

Revenues for the first fiscal quarter rose 9% to $174.8 million from $159.8 million in the year-earlier period, with the year-over-year increase reflecting higher same-store sales, new unit growth, and higher franchising income related to new franchise drive-in development as well as the company's ascending royalty rate. Sonic's net income per diluted share for the first quarter rose 6% to $0.19 from $0.18 in the year-earlier period, adjusted to reflect the company's April 2006 three-for-two stock split, while net income declined 7% to $15.3 million versus $16.4 million last year. The following table shows the impact of special items on reported net income per diluted share:

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Net income per share, reported	$0.19
Tender offer and refinancing charges	0.01
Favorable resolution of tax case	(0.01)
Dilution from tender offer	0.01
Net income before special items	$0.20

Sonic's system-wide same-store sales increased 3.4% during the first quarter versus 4.7% in the year-earlier period, reflecting a 4.0% increase at franchise drive-ins and a 0.6% increase at partner drive-ins. Sales at franchise drive-ins have continued to benefit from the implementation of Sonic's PAYS program (credit card terminals at each drive-in stall), which has been in place for more than a year at partner drive-ins. The roll-out of PAYS to franchise drive-ins, which began in February 2005 and now extends to over 90% of Sonic's eligible drive-ins versus 50% in the year-earlier quarter, is expected to have an ongoing positive impact on franchisee same-store sales over the remainder of calendar 2007.

During the first quarter, Sonic opened 37 new drive-ins, including 34 franchise drive-ins, compared with a total of 33 in the year-earlier period, which included 30 by franchisees. Sonic anticipates opening a total of 180-200 new drive-ins in fiscal 2007, including approximately 150-160 by franchisees.

"Sonic continues to benefit from a multi-layered approach to overall growth and profitability," Hudson added. "Our system-wide marketing expenditures are on track to reach $160 million this year, a 10% increase over fiscal 2006 expenditures, and will maintain our increased focus on national cable advertising. New product news also remains key to our sales results, helping keep Sonic relevant and compelling to consumers and building sales in our non-traditional day parts such as mornings, afternoons and evenings. These initiatives, together with the ongoing positive impact of our PAYS program, continue to represent strong drivers that produced solid same-store sales growth again this quarter. Importantly, these favorable sales trends have extended into December, with estimated system-wide same-store sales above our 2% to 4% long-term growth target. While the second quarter is typically our most volatile, due to the possibility of inclement weather conditions, we are pleased to begin the quarter with solid sales momentum."

Hudson pointed out that Sonic's multi-layered strategies also have provided direct benefits for the company's franchisees and partners in the form of higher average unit volumes and drive-in level profits. Both of these measures reached record levels in fiscal 2006 and continued to increase in the first quarter. "These higher returns are tangible and compelling incentives that should continue to fuel our expansion and help sustain our momentum in fiscal 2007," he said.

Hudson noted also that the company continued to implement its new retrofit program in the first quarter, completing the retrofit of 13 partner drive-ins. Sonic began testing its new retrofit look in 2003 and, while certain elements of the new look have been implemented in approximately 130 partner drive-ins, fewer than one-half of the drive-ins retrofitted to date have the final and complete version. The company plans to roll out the retrofit program to an additional 135 partner drive-ins this fiscal year. In January 2007, Sonic also will begin to extend the program to franchise drive-ins and expects to complete the retrofit of 250 to 300 franchise drive-ins during fiscal 2007.

During the first quarter of fiscal 2007, Sonic repurchased a total of $405.9 million of its common stock, including $366.1 million repurchased through its tender offer. To fund the tender offer, the company negotiated a new $586 million credit agreement (the "Bank Loan"), including a $100 million, five-year revolving credit facility and a $486 million, seven-year term loan facility. On December 20, 2006, as announced, Sonic completed an $800 million securitized financing in the form of $600 million of fixed-rate senior notes and $200 million of variable-rate notes to refinance the Bank

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Loan. Sonic expects that the fixed-rate notes will have an effective weighted average fixed interest rate on a GAAP basis of approximately 5.9%, after giving effect to hedging arrangements entered into in contemplation of the transaction. Loan origination costs will add an additional 80 basis points to interest expense, producing an overall weighted average interest cost of 6.7% on the fixed-rate notes. Interest on the variable-rate notes will be payable at per annum rates equal to LIBOR plus 105 basis points. Sonic has not drawn on the variable notes to date and will pay a commitment fee of 0.5% on the unused portion of the variable notes facility.

In the second fiscal quarter ending February 28, 2007, Sonic estimates that diluted earnings per share will total approximately $0.09 to $0.10 (reflecting refinancing charges and the dilutive impact of its recently completed share repurchases) versus diluted earnings per share of $0.14 in the second quarter last year (adjusted for the April 2006 three-for-two stock split). The following table shows the estimated impact of special items on diluted earnings per share anticipated for the second quarter of fiscal 2007:

Net income per share, estimated	$0.09 - 0.10
Tender offer and refinancing charges	0.04
Dilution from tender offer	0.04
Retroactive benefit of tax credit reinstatement	(0.01)
Net income estimated, before special items	$0.16 - 0.17

The company's earnings outlook for the second quarter of fiscal 2007 is based on the following assumptions:
•	Total revenue growth of between 9% and 11% for the quarter. Factors expected to contribute to this revenue growth include:
o
Same-store sales growth in the range of 2% to 4%, consistent with the company's long-term target, driven by ongoing new product news, continued penetration of non-traditional day parts, including the mornings, afternoons and evenings, increased media expenditures, and the continued benefit of the rollout of the PAYS program to franchise drive-ins.

o	The opening of between 35 and 40 new drive-ins (including approximately 30 franchise drive-ins).
o
Growth in the company's franchising income of approximately $2.0 million to $2.5 million, which includes both franchise fees and franchise royalties and reflects the impact of additional drive-ins and higher volumes based on the company's unique ascending royalty rate.

•
Food costs that are expected to be flat to slightly favorable. In addition, the leverage of higher volumes is expected to partially offset the impact of higher labor costs, due to increases in minimum wage costs in several states and create leverage in other operating expenses, which should produce flat to slightly favorable restaurant-level margins overall.

•	Corporate overhead expenses that are expected to grow in the range of 10% to 12% and depreciation and amortization expense that is expected to increase in the range of 8% to 10% over the prior year.
•
An increase in net interest expense to a range of $14 million to $15 million, up from $2.1 million in the year-earlier quarter, reflecting the addition of approximately $475 million in additional debt. The projected interest expense also includes approximately $4.5 million (or $0.04 per diluted share) related to the write-off of costs associated with the refinancing of the company's Bank Loan. As a result of the $406 million in share repurchases, the company's weighted average outstanding common shares for the second quarter of fiscal 2007 is expected to decline to approximately 70 million to 71 million from 89.3 million in the second quarter of fiscal 2006. The decline in shares outstanding will be more than offset by the higher interest expense resulting in dilution to reported earnings per share of approximately $0.04 per share for the quarter. The company expects the impact of the share repurchases and issuance of additional debt to be accretive by approximately $0.02 per diluted share during the second half of the fiscal year, with the majority of the benefit being derived in the fourth quarter.

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•
A tax rate in the range of 27% to 31%, reflecting the recent retroactive passage of the worker opportunity tax credit, the full benefit of which will be recognized in the second quarter. The company’s tax rate will continue to vary from quarter to quarter, but is expected to be in the range of 35% to 37% in the second half of the fiscal year.

•
Capital expenditures of $75 million to $80 million for the year, including the cost of partner drive-in development as well as higher expenditures for the retrofit of approximately 150 partner drive-ins (at an average projected cost of $125,000 to $135,000 each).

A listen-only simulcast of Sonic's first quarter conference call can be accessed at the company's web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, January 4, 2007. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until February 4, 2007.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has approximately 3,200 drive-ins coast to coast and in Mexico, where more than a million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of Partner Drive-Ins, Franchise Drive-Ins and system-wide drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system-wide growth in sales, and both franchise and system-wide average drive-in sales and change in same-store sales. System-wide information includes both Partner and Franchise Drive-In information, which we believe is useful in analyzing the growth of the brand. While we do not record Franchise Drive-In sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	First Quarter Ended November 30,
	2006	2005
Revenues	$174,790	$159,800
Income from operations	30,519	27,582
Net income	15,286	16,430
Net income per share - diluted	0.19	0.18
Weighted average shares - diluted	79,489	90,521

All per share information reflects the company's April 2006 three-for-two stock split.
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SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2006	2005
Drive-Ins in operation:
Partner:
Total at beginning of period	623	574
Opened	3	3
Acquired from (sold to) franchisees	--	15
Closed	--	--
Total at end of period	626	592
Franchise:
Total at beginning of period	2,565	2,465
Opened	34	30
Acquired from (sold to) company	--	(15)
Closed (net of reopening)	(1)	(7)
Total at end of period	2,598	2,473
System-wide:
Total at beginning of period	3,188	3,039
Opened	37	33
Closed (net of reopening)	(1)	(7)
Total at end of period	3,224	3,065

Core markets	2,447	2,178
Developing markets	777	887
All markets	3,224	3,065

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support. Market classifications are updated periodically.
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SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	First Quarter Ended November 30,
	2006	2005

Sales Analysis
Partner Drive-Ins:
Total sales	$146,419	$135,422
Average drive-in sales	235	232
Change in same-store sales	0.6%	3.0%
Franchise Drive-Ins:
Total sales	$692,370	$636,460
Average drive-in sales	268	258
Change in same-store sales	4.0%	5.1%
System-wide:
Change in total sales	8.7%	9.9%
Average drive-in sales	$261	$253
Change in same-store sales	3.4%	4.7%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$272	$261
Developing markets	228	225
System-wide change in same-store sales:
Core markets	4.3%	5.0%
Developing markets	-0.4%	3.5%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support. Market classifications are updated periodically.
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SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2006	2005
Income Statement Data
Revenues:
Partner Drive-In sales	$146,419	$135,422
Franchise Drive-Ins:
Franchise royalties	25,082	22,253
Franchise fees	1,085	941
Other	2,204	1,184
	174,790	159,800
Costs and expenses:
Partner Drive-Ins:
Food and packaging	38,535	36,107
Payroll and other employee benefits	45,036	41,002
Minority interest in earnings of Partner Drive-Ins	4,904	4,831
Other operating expenses	31,005	28,185
	119,480	110,125

Selling, general and administrative	14,033	12,196
Depreciation and amortization	10,758	9,897
	144,271	132,218

Income from operations	30,519	27,582

Interest expense	6,557	1,847
Debt extinguishment costs	1,258	--
Interest income	(798)	(540)
Net interest expense	7,017	1,307
Income before income taxes	23,502	26,275
Provision for income taxes	8,216	9,845
Net income	$15,286	$16,430

Net income per share:
Basic	$0.20	$0.19
Diluted	$0.19	$0.18
Weighted average shares used in calculation:
Basic	76,606	87,416
Diluted	79,489	90,521

All per share information reflects the company's April 2006 three-for-two stock split.
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SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2006	2005
Margin Analysis
Partner Drive-Ins:
Food and packaging	26.3%	26.7%
Payroll and employee benefits	30.8	30.2
Minority interest in earnings of Partner Drive-Ins	3.3	3.6
Other operating expenses	21.2	20.8
	81.6%	81.3%

	November 30,	August 31,
	2006	2006
	(In thousands)
Balance Sheet Data
Total assets	$652,456	$638,018
Current assets	54,365	42,510
Current liabilities	73,213	78,095
Obligations under capital leases, long-term debt,
and other non-current liabilities	578,615	168,230
Stockholders' equity	628	391,693

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